Exhibit 99.1

                      Investors Capital Holdings Announces
         Impressive Revenues of $15.2 Million For First Fiscal Quarter


    LYNNFIELD, Mass.--(BUSINESS WIRE)--Aug. 15, 2005--Investors Capital Holdings, Ltd. (AMEX: ICH), today announced results for the first fiscal quarter ended June 30, 2005. Total revenue was approximately $15.2 million, an increase of $900 thousand or approximately 6.1% for the quarter ended June 30, 2005 compared with total revenue of about $14.3 million for the quarter ended June 30, 2004.
    The revenue increase of approximately $900,000 was the result of increased commission revenues of approximately $570,000 and approximately $360,000 in advisory services. These increases were predominantly from increased trading activity, sales of mutual funds, insurance products and advisor directed asset management and money management programs.
    In addition to revenue increases, the Company grew its gross margin for the first quarter ended June 30, 2005. Investors Capital Holdings raised it gross margin to $3.21 million an increase of $470 thousand or 17.1 % from $2.74 million for the quarter ended June 30, 2004.
    Net income for the quarter was approximately $107 thousand or $0.02 per basic and diluted common share, compared with net income of $204 thousand, or $0.04 basic and $0.03 diluted common share for the quarter ended June 30, 2004.
    "Our results for the first quarter demonstrate a consistent momentum across both our brokerage and advisory businesses," said Ted Charles, Chairman and CEO of Investors Capital Holdings. "Even with continued hesitancy by investors regarding oil price concerns and interest rate increases, our first quarter results demonstrate that our increased focus on marketing and recruitment are very positive. Such efforts have enabled Investors Capital to attract quality representatives that produce high sales volumes while offering product diversification to their clients."

    About Investors Capital Holdings

    Investors Capital Holdings (AMEX: ICH), of Lynnfield, Mass., is a diversified financial services company founded to meet consumer needs in today's financial markets. The company owns and operates Investors Capital Corporation and Eastern Point Advisors, Inc. Investors Capital Corporation is a nationally recognized, independent broker-dealer comprised of approximately 850 experienced financial professionals located throughout the United States. Eastern Point Advisors, Inc. is a registered investment advisory firm managing portfolios for individual and institutional clients.
    For more information, please call (800) 949-1422 or visit www.investorscapital.com.



           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
                                                     QUARTERS ENDED
                                                        June 30,
                                                     2005        2004

Current Assets                                $12,540,383 $11,865,087

Property and Equipment, net                       702,619     525,431

Other Assets                                      485,162     372,691
Total Assets                                  $13,728,164 $12,763,209
                                               =========== ===========

Current Liabilities                           $ 3,538,910 $ 3,065,188

Long-term Liabilities                                 -0-      84,867

Total Liabilities                               3,538,910   3,150,055

Total Stockholders' Equity                     10,189,254   9,613,154

Total Liabilities and Stockholders' Equity    $13,728,164 $12,763,209
                                               =========== ===========



           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

                                                  QUARTERS ENDED
                                                      June 30,
                                                     2005        2004
Total Revenues                                $15,193,236 $14,315,198

Commission and Advisory Fees                   11,982,282  11,572,118

Gross Profit                                    3,210,954   2,743,080

Total Operating Expenses                        3,003,986   2,362,263

Operating income                                  206,968     380,817

Interest and Income Taxes                          99,742     176,801

Net income                                    $   107,226 $   204,016
                                               =========== ===========
Earnings per common share:
Diluted earnings per common share:            $      0.02 $      0.03

Basic earnings per common share:              $      0.02 $      0.04
                                               =========== ===========



    CONTACT: Investors Capital Holdings, Ltd.
             Timothy B. Murphy, 781-593-8565 ext. 226
             E-mail: tmurphy@investorscapital.com
                 or
             Darren Horwitz, 781-593-8565 ext. 261
             E-mail: dhorwitz@investorscapital.com